EXHIBIT 99.1

PEDEVCO Reports Fourth Quarter and Full-Year 2025 Results

Transformational Juniper Merger Drives Step-Change in Scale, Reserves and Earnings Power

HOUSTON, March 31, 2026 (GLOBE NEWSWIRE) — PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”), a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region, today reported audited financial results for the fourth quarter and full year ended December 31, 2025.

The Company’s full year 2025 results reflect the closing of its transformative merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P. (the “Juniper Merger”) on October 31, 2025, with the consolidated financial results for the year ended December 31, 2025 including only two months of contribution from the acquired assets. The fourth quarter of 2025 similarly reflects a partial-quarter contribution, with October representing legacy PEDEVCO operations only.

Select Financial & Operational Data

Fourth Quarter 2025

($000s except as noted)	Q4 2025	Q4 2024	Change
Average Daily Production (Boe/d)	5,310	2,181	+143%
Revenue	$23,082	$10,576	+118%
Net (Loss) Income	(8,501)	$5,924	-243%
Adjusted EBITDA(1)	$15,392	$5,076	+203%

Full-Year 2025

($000s except as noted)	FY 2025	FY 2024	Change
Average Daily Production (Boe/d)	2,494	1,835	+36%
Revenue	$45,751	$39,553	+16%
Net (Loss) Income	$(10,362)	$12,293	-184%
Adjusted EBITDA(1)	$27,018	$22,881	+18%

(1) Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” and the reconciliation table at the end of this release.

Note: Fourth quarter 2025 figures are derived from audited full year 2025 results and unaudited nine-month results as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025. All per-share and share-count references reflect the 1-for-20 reverse stock split effective March 13, 2026, applied retroactively for all periods presented.

Fourth Quarter Financial and Operational Highlights Include:

•	Fourth quarter 2025 production of 483,159 Boe (Average 5,310 Boe/d), a 143% increase over fourth quarter 2024 production. The acquired assets contributed approximately 303,000 Boe during November and December 2025.

•	Fourth quarter 2025 oil and gas revenue of approximately $23.1 million, more than doubling the $10.6 million reported in the fourth quarter of 2024, reflecting the initial contribution from the acquired Juniper assets.

•	Fourth quarter 2025 Adjusted EBITDA(1) of approximately $15.4 million, compared to $5.1 million in the fourth quarter of 2024, representing a nearly threefold increase.

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Full Year Financial and Operational Highlights Include:

•	Full year 2025 production of 910,068 Boe (2,494 Average Boe/d), a 35% increase over 2024 production of 671,796 Boe (1,835 Average Boe/d), supported by the contribution of the acquired assets during the last two months of the year.

•	Full year 2025 oil and gas revenue of $45.8 million, a 16% increase over full year 2024 revenue of $39.6 million, driven by a 35% increase in sale volumes partially offset by a 19% decline in average realized crude oil prices.

•	Full year 2025 Adjusted EBITDA(1) of $27.0 million, an 18% increase over full year 2024 Adjusted EBITDA of $22.9 million, reflecting the contribution of two months of production from the acquired assets and continued execution of the Company’s development program.

•	Full year 2025 net loss of $(10.4) million, or $(2.25) per diluted share, compared to net income of $12.3 million (restated), or $2.76 per diluted share, in 2024. The year-over-year decline was driven primarily by approximately $7.5 million of non-recurring merger-related costs, $2.8 million in additional and accelerated share-based compensation in connection with board transitions related to the Juniper Merger, $1.4 million of new interest expense on the Company’s credit facility, a $1.4 million note receivable write-off and an income tax expense of $8.1 million, resulting in a net deferred tax liability of $0.8 million on the Company’s consolidated balance sheet.

•	Year-end 2025 total proved reserves of 32.1 MMBoe with PV-10(2) of $357.7 million, compared to 18.1 MMBoe and $178.9 million, respectively, at year-end 2024, reflecting the full post-merger asset base.

•	Year-end 2025 revolving credit facility balance of $87.0 million under the Company’s Amended and Restated Credit Agreement with Citibank, N.A. ($120 million borrowing base; $250 million maximum facility).

(2) PV-10 is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” for additional disclosure.

2026 Guidance Highlights:

•	Full-year 2026 guidance for net capital expenditures of $16 million to $20 million, including approximately $6 million to $7 million for drilling and completion costs in the D-J Basin (of which approximately $3 million is carry over from the Company’s 2025 program), and approximately $10 million to $13 million in estimated capital expenditures for optimization projects on our newly acquired assets from the Juniper Merger. Asset reviews of the newly combined entity are currently underway and an expansion of the 2026 capital budget will be announced in the coming months.

•	Full-year 2026 guidance for adjusted EBITDA of $60 million to $70 million, based on average oil price of $65/bbl and average gas price of $3.50/Mscf

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Management Commentary

J. Douglas Schick, President and Chief Executive Officer of PEDEVCO, commented:

“2025 was a transformational year for PEDEVCO. The closing of the Juniper Merger on October 31st fundamentally changed the scale of our business, expanding our Rockies footprint to over 310,000 net acres, adding substantial oil-weighted production, and nearly doubling our proved reserve base to 32.1 million barrels of oil equivalent with a PV-10 value of $357.7 million. Operationally, we significantly expanded our asset base across the Wyoming D-J Basin and Powder River Basin, where we now hold interests in 184 gross wells in the D-J Basin, and 156 gross wells in the Powder River Basin. We also participated in the drilling and completion of 36 gross development wells during 2025, including 29 non-operated wells and three operated wells in the D-J Basin, 31 of which began contributing production in late 2025. In early 2025 we drilled and completed four horizontal San Andres wells in the Permian. We have one Company-operated DUC in the D-J Basin that will be completed as part of our upcoming 2026 development program.”

“Our fourth quarter results, with revenue exceeding $23 million and Adjusted EBITDA reaching approximately $15.4 million, provide an initial view of the combined platform's earnings capacity, and importantly, these results reflect only two months of consolidated production from the acquired assets. Our full-year GAAP net loss of $(10.4) million was driven primarily by approximately $7.5 million of non-recurring merger-related costs and approximately $8.1 million of deferred income tax expense arising from the Juniper Merger, along with $1.4 million of new interest expense; on a normalized cash earnings basis, Adjusted EBITDA grew 18% to $27.0 million despite a 19% decline in average realized crude oil prices.”

“Looking ahead to 2026, our priorities are clear: continue disciplined development, reduce operating costs through targeted optimization of the acquired asset base, and demonstrate the full earnings power of the combined platform while searching for accretive Rockies acquisitions to further scale the platform. We believe 2025 has positioned PEDEVCO for a step-change in future financial performance and consolidation.”

Fourth Quarter Financial Summary

Revenue. Total crude oil, natural gas and NGL revenues for the three-month period ended December 31, 2025, increased 118%, to $23.1 million, compared to $10.6 million for the prior year period. The increase was primarily driven by higher production volumes following the closing of the Juniper Merger.

Lease Operating Expenses. LOE increased $7.0 million, or 184%, to $10.8 million, primarily as a result of the acquired assets, which contributed operating costs for the two-month period following the closing of the Juniper Merger.

General and Administrative Expenses. Total G&A expense (including share-based compensation) increased $9.8 million to $12.0 million, primarily reflecting approximately $7.5 million of non-recurring merger-related expenses (including transaction advisory, legal, accounting and integration costs), along with the addition of 12 employees and related compensation costs in connection with the Juniper Merger.

Depreciation, Depletion, Amortization and Accretion. DD&A increased $1.7 million, or 32%, to $6.8 million, driven by higher production volumes associated with the Company’s expanded asset base.

Gain on Derivative Contracts. The Company recognized a total gain of $6.3 million on derivative contracts that were novated to the Company in connection with the Juniper Merger and new hedges entered into by the Company, consisting of $2.1 million in realized gains from cash settlements and $4.1 million in unrealized mark-to-market gains.

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Interest Expense. The Company incurred $1.4 million of interest expense in 2025, consisting of $1.1 million in interest on borrowings under the credit facility and $0.3 million in amortization of deferred financing costs. No interest expense was incurred in 2024 as the Company carried no debt prior to the Juniper Merger.

Net (Loss) Income. The Company reported net loss of $8.5 million for the three months ended December 31, 2025, compared to net income of $5.9 million for the prior year period. The decrease was primarily attributable to an income tax expense of $8.6 million, resulting in a net deferred tax liability of $0.8 million on the Company’s consolidated balance sheet as of December 31, 2025.

Adjusted EBITDA. Adjusted EBITDA was $15.4 million for the three months ended December 31, 2025, compared to $5.1 million in the prior year period, reflecting a significant increase driven by higher production volumes from the Juniper Merger, partially offset by higher operating costs and merger-related expenses.

Full Year 2025 Financial Summary

Revenue. Total crude oil, natural gas and NGL revenues for the year ended December 31, 2025, increased 16% to $45.8 million, compared to $39.6 million for the prior year. The increase was driven by a favorable volume variance of approximately $12.2 million, offset by an unfavorable price variance of approximately $6.0 million.

Lease Operating Expenses. LOE increased $6.7 million, or 54%, to $19.1 million, primarily as a result of the acquired assets, which contributed approximately $7.6 million of operating costs during the two-month period from November 1 through December 31, 2025.

General and Administrative Expenses. Total G&A expense (including share-based compensation) increased $10.4 million to $16.8 million. Cash G&A increased $9.5 million, primarily reflecting merger-related costs and higher personnel expenses associated with the expanded organization following the Juniper Merger.

Depreciation, Depletion, Amortization and Accretion. DD&A increased $2.1 million, or 13%, to $18.0 million, driven by higher production volumes associated with the Company’s expanded asset base.

Gain on Derivative Contracts. The Company recognized a total gain of $6.3 million on derivative contracts that were novated to the Company in connection with the Juniper Merger and new hedges entered into by the Company, consisting of $2.1 million in realized gains from cash settlements and $4.1 million in unrealized mark-to-market gains.

Interest Expense. The Company incurred $1.4 million of interest expense in 2025, consisting of $1.1 million in interest on borrowings under the credit facility and $0.3 million in amortization of deferred financing costs. No interest expense was incurred in 2024 as the Company carried no debt prior to the Juniper Merger.

Net (Loss) Income. The Company reported a net loss of $10.4 million, or $(2.25) per diluted share, for the year ended December 31, 2025, compared to net income of $12.3  million (restated), or $2.76 per diluted share, for the year ended December 31, 2024. The year-over-year decrease was primarily attributable to: (i) approximately $7.5 million of merger-related costs, (ii) $1.4 million of interest expense on the new credit facility, (iii) a $1.4 million note receivable credit loss write-off, (iv) $2.8 million in additional and accelerated share-based compensation, and (v) a $0.9 million impairment of oil and gas properties due to the expiration of certain leaseholds, partially offset by a $6.3 million gain on derivative contracts, a $2.6 million net gain on the sale of oil and gas properties and an income tax expense of $8.1 million, resulting in a net deferred tax liability of $0.8 million on the Company’s consolidated balance sheet.

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Adjusted EBITDA. Adjusted EBITDA was $27.0 million for the year ended December 31, 2025, compared to $22.9 million (restated) in 2024, an increase of 18%. The increase was driven by higher production volumes from the Juniper Merger, partially offset by lower realized commodity prices.

Production and Realized Price Summary

	Year Ended	Year Ended	% Change
	12/31/2025	12/31/2024
Production Volumes:
Crude Oil (Bbls)	672,924	492,396	+37%
Natural Gas (Mcf)	770,919	608,382	+27%
NGL (Bbls)	108,657	78,003	+39%
Total (Boe)	910,068	671,796	+35%
Average Daily (Boe/d)	2,494	1,835	+36%

Average Realized Prices:
Crude Oil ($/Bbl)	$59.78	$73.50	(19)%
Natural Gas ($/Mcf)	$3.45	$2.00	+73%
NGL ($/Bbl)	$26.30	$27.48	(4)%

Per-Unit Economics ($/Boe):
Average Realized Revenue	$50.27	$58.88	(15)%
Lease Operating Expenses(4)	($11.62 )	($10.36)	+12%
Cash Operating Margin(5)	$38.65	$48.52	(20)%

(4) Per-unit LOE represents direct lease operating expenses per Boe as reported in the Company’s 10-K MD&A and excludes gathering, processing, and transportation (“GP&T”), production taxes, and other operating costs included in total lease operating costs on the income statement.

(5) Cash operating margin per Boe is calculated as average realized revenue per Boe less per-unit LOE. This is a supplemental measure for illustrative purposes; it excludes G&A, DD&A, GP&T, interest, and other items.

Operational Update

D-J Basin. As of December 31, 2025, the Company held approximately 99,561 net acres in the D-J Basin across Colorado and Wyoming. During 2025, the Company participated in the drilling and completion of 32 gross development wells in the D-J Basin, including 29 non-operated wells with working interests ranging from 1% to 45% and three operated wells with ~93% working interest, 31 of which began contributing production in late 2025.  The Company is currently evaluating its 2026 operated development options and continues to evaluate non-operated well proposals as received from offset operators and plans to announce its 2026 development program in the coming months.

Powder River Basin. Through the Juniper Merger, the Company acquired approximately 201,886 net acres in the Powder River Basin in northeastern Wyoming. The PRB assets are earlier-stage, multi-formation development opportunities supported by offset operator drilling across multiple horizons, including the Parkman, Sussex, Niobrara, Turner, Mowry, Teapot, Shannon, and Frontier formations. The Company is currently evaluating development plans for the PRB position.

Permian Basin. The Company holds approximately 14,000 net acres in the Northwest Shelf of the Permian Basin in eastern New Mexico. During 2025, the Company completed four horizontal San Andres wells with a 50% working interest, which continue to produce in line with expectations. Additionally, the Company completed five lift conversions in the Permian Basin designed to improve production performance and reduce future operating costs.

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Year-End 2025 Proved Reserves

The Company’s year-end 2025 proved reserves were evaluated by Cawley, Gillespie & Associates, Inc. (“CG&A”), an independent petroleum engineering firm, with an effective date of December 31, 2025. Highlights include:

•	Total proved reserves of 32.1 MMBoe (22.99 MMBbl oil, 28.78 Bcf gas, 4.34 MMBbl NGL), an increase of 14.0 MMBoe, or 77%, from year-end 2024
•	PV-10 of $357.7 million, an increase of approximately $178.8 million, or 100%, from year-end 2024
•	Proved developed reserves of 16.38 MMBoe (PV-10: $257.4 million, representing 72% of total PV-10)
•	Proved undeveloped reserves of 15.74 MMBoe (PV-10: $100.2 million), reflecting 71 horizontal drilling locations across the D-J Basin and Permian Basin
•	SEC pricing assumptions: $65.34 per barrel of oil and $3.387 per MMBtu of natural gas
•	Reserve-to-production ratio of approximately 10+ years at current production levels

Additional details on the Company’s proved reserves are available in the Company’s reserves press release dated February 25, 2026, and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Liquidity, Capital Structure

Balance Sheet. As of December 31, 2025, the Company had $3.2 million in cash and outstanding borrowings of $87.0 million under the Company’s Senior Secured Revolving Credit Facility.   The Company had total assets of $375.9 million, total liabilities of $168.5 million, and shareholders’ equity of $207.4 million.

Derivatives.  As of December 31, 2025, the Company held open derivative contracts with a net asset fair value of approximately $10.7 million (gross assets of $18.0 million less gross liabilities of $7.3 million), consisting of contracts novated in connection with the Juniper Merger and new hedges entered into by the Company. These positions, which extend through October 2028 and include fixed-price swaps, costless collars, and three-way collars on crude oil and natural gas, provide partial protection against commodity price declines. See the Schedule of Derivative Contracts at the end of this release for additional detail.

Reverse Stock Split. Effective March 13, 2026, the Company effected a 1-for-20 reverse stock split of its common stock. All share and per-share data in this release have been retroactively adjusted to reflect the reverse stock split. As of March 27, 2026, the Company had approximately 13.3 million shares of common stock outstanding on a fully converted basis.

Earnings Conference Call

PEDEVCO management will host a conference call on Wednesday, April 1, 2026, at 11:00 a.m. Eastern time to discuss its financial results for the fourth quarter and full year ended December 31, 2025, followed by a question-and-answer period.

Dial-in registration link: here

Live webcast registration link: here

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The conference call will also be available for replay in the Events section of the Company’s website, along with the transcript, at https://www.pedevco.com/investors.

If you have any difficulty registering for or connecting to the conference call, please contact Elevate IR at PED@elevate-ir.com.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED) is a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the United States. Following the completion of its October 2025 merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P., the Company’s principal assets include its D-J Basin assets in southeastern Wyoming and northern Colorado, its Powder River Basin assets in northeastern Wyoming, and its Permian Basin assets in eastern New Mexico, collectively representing over 310,000 net acres. PEDEVCO is headquartered in Houston, Texas. More information about PEDEVCO can be found at www.pedevco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those expressed or implied. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s 2026 capital expenditure estimates, expected benefits of the Juniper Merger including cost savings and operational synergies, expected production levels, development plans, estimated reserves, and the Company’s ability to fund its operations and service its obligations. Factors that could cause actual results to differ include, among others: volatility in oil and natural gas prices; the Company’s ability to successfully integrate the acquired operations; the Company’s ability to service its credit facility obligations; results of development and production activities; changes in operating costs; regulatory developments including those affecting federal and state leases; the Company’s ability to maintain its listing on NYSE American; availability and costs of services and materials; and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date of this release.

Use of Non-GAAP Financial Information

This press release includes EBITDA, Adjusted EBITDA, and PV-10, which are presented as supplemental measures of the Company’s performance and asset value. These are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance.

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EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA less share-based compensation, impairment of oil and gas properties, gain on sale of oil and gas properties, gain on sale of fixed asset, merger acquisition costs, and note receivable – credit loss. The Company believes these measures provide additional useful information to investors and are frequently used by analysts, investors and other interested parties to evaluate companies in the oil and gas industry. However, EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP. Additionally, the Company’s calculation of these measures may differ from similarly titled measures used by other companies. A reconciliation of net income to Adjusted EBITDA is provided at the end of this release.

PV-10 represents the present value of estimated future net revenues from proved reserves, before income taxes, discounted at 10% per annum. PV-10 is not a measure prescribed by GAAP. The most directly comparable GAAP measure is the standardized measure of discounted future net cash flows (“Standardized Measure”), which includes the effects of income taxes. The Company uses PV-10 as a measure of the relative value of its properties because it is a widely used industry metric that is not dependent on the tax position of individual companies. A reconciliation of PV-10 to the Standardized Measure is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash	$3,222	$4,010
Accounts receivable – oil and gas	25,666	7,995
Note receivable, current	—	293
Inventory	61	—
Derivative contract assets - current	8,368	—
Prepaid expenses and other current assets	434	917
Total current assets	37,751	13,215
Total oil and gas properties, net	322,270	103,512
Note receivable	—	933
Operating lease – right-of-use asset	213	224
Derivative contract assets	9,640	—
Deferred income taxes	—	7,255
Other assets	5,995	3,210
TOTAL ASSETS	$375,869	$128,349

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,436	$2,625
Accrued expenses	8,245	2,255
Revenue payable	21,480	1,266
Operating lease liabilities – current	182	99
Derivative contract liabilities – current	964	—
Asset retirement obligations – current	1,170	663
Total current liabilities	64,477	6,908
Revolving credit facility	87,000	—
Operating lease liabilities, net of current	32	129
Derivative contract liabilities	6,358	—
Asset retirement obligations, net of current	7,641	5,708
Deferred income taxes	800	—
Other long-term liabilities	2,197	—
Total liabilities	168,505	12,745

Shareholders’ equity:
Series A preferred stock	17,014	—
Common stock	5	4
Additional paid-in capital	312,205	227,098
Accumulated deficit	(121,860)	(111,498)
Total shareholders’ equity	207,364	115,604
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$375,869	$128,349

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended	Year Ended
	12/31/2025	12/31/2024
Revenue:
Oil and gas sales	$45,751	$39,553

Operating expenses:
Lease operating costs	19,120	12,449
Selling, general and administrative expense	16,788	6,391
Impairment of oil and gas properties	908	—
Depreciation, depletion, amortization and accretion	18,009	15,920
Total operating expenses	54,825	34,760

Gain (loss) on sale of oil and gas properties, net	2,597	(76)
Note receivable – credit loss	(1,378)	—
Operating (loss) income	(7,855)	4,717

Other income (expense):
Interest expense	(1,407)	—
Interest income	274	351
Gain on sale of fixed asset	—	12
Net gain on derivative contracts	6,253	—
Other income (expense)	428	(42)
Total other income	5,548	321

(Loss) income before income taxes	(2,307)	5,038
Income tax (expense) benefit	(8,055)	7,255
Net (loss) income	$(10,362)	$12,293

Earnings (loss) per common share:
Basic	$(2.25)	$2.76
Diluted	$(2.25)	$2.76

Weighted average shares outstanding:
Basic	4,615,058	4,461,732
Diluted	4,615,058	4,461,732

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended	Year Ended
	12/31/2025	12/31/2024
Operating Activities:
Net (loss) income	$(10,362)	$12,293
Adjustments:
DD&A and accretion	18,009	15,920
Impairment of oil and gas properties	908	—
Note receivable – credit loss	1,378	—
Amortization of ROU asset	170	110
Amortization of deferred financing costs	267	—
Share-based compensation	2,763	1,859
Unrealized gain on derivatives, net	(6,253)	—
Cash received for derivative settlements, net	2,136	—
Uncollectible account expense	—	50
Deferred income taxes	8,055	(7,255)
(Gain) loss on sale of oil and gas properties	(2,597)	76
Other non-cash items	—	(12)
Changes in operating assets and liabilities	(3,716)	(10,275)
Net cash provided by operating activities	10,758	12,766

Investing Activities:
Cash paid for merger acquisition	(115,646)	—
Cash paid for drilling and completion	(20,486)	(27,857)
Cash received for sale of oil and gas properties	2,949	1,140
Other	—	(157)
Net cash used in investing activities	(133,183)	(26,874)

Financing Activities:
Proceeds from credit facility	87,000	—
Proceeds from convertible preferred stock	35,000	—
Proceeds from issuance of shares, net	139	—
Net cash provided by financing activities	122,139	—

Net decrease in cash and restricted cash	(286)	(14,108)
Cash and restricted cash, beginning of period	6,607	20,715
Cash and restricted cash, end of period	$6,321	$6,607

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PEDEVCO CORP.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(amounts in thousands)

	Year Ended	Year Ended
	12/31/2025	12/31/2024
Net (loss) income	$(10,362)	$12,293
Add (deduct):
Interest expense	1,407	—
Income tax expense (benefit)	8,055	(7,255)
Depreciation, depletion, amortization and accretion	18,009	15,920
EBITDA	$17,109	$20,958
Add (deduct):
Share-based compensation	2,763	1,859
Merger acquisition costs	7,457	—
Impairment of oil and gas properties	908	—
(Gain) loss on sale of oil and gas properties	(2,597)	76
Gain on sale of fixed asset	—	(12)
Note receivable – credit loss	1,378	—
Adjusted EBITDA	$27,018	$22,881

PEDEVCO CORP.

SCHEDULE OF OPEN DERIVATIVE CONTRACTS

As of December 31, 2025

(All contracts novated from Juniper Merger effective November 1, 2025, and new hedges subsequently entered into by the Company; volumes in Boe or Mcf as noted; amounts in thousands)

CRUDE OIL — Fixed Price Swaps

Period	Volume (Boe)	Avg. Fixed Price ($/Boe)
Q1 2026	171,000	$63.40
Q2 2026	126,000	$64.15
Q3 2026	180,000	$69.69
Q4 2026	105,000	$68.51
Full Year 2026	582,000	$66.43
Full Year 2027	120,000	$64.90

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CRUDE OIL — Costless Collars

Period	Volume (Boe)	Floor ($/Boe)	Ceiling ($/Boe)
Q1 2026	79,100	$54.57	$68.09
Q2 2026	103,200	$54.89	$70.40
Q3 2026	34,100	$54.87	$70.24
Q4 2026	53,300	$54.63	$68.55
Full Year 2026	269,700	$54.71	$69.12
Full Year 2027	68,300	$54.00	$64.00

CRUDE OIL — Three-Way Collars

Period	Volume (Boe)	Short Put ($/Boe)	Long Put ($/Boe)	Short Call ($/Boe)
Producer Three-Way Collars
Q1 2026	36,400	$45.00	$55.00	$67.65
Q2 2026	33,900	$45.00	$55.00	$67.65
Q3 2026	31,800	$45.00	$55.00	$67.65
Q4 2026	29,700	$45.00	$55.00	$67.65
Full Year 2026	131,800	$45.00	$55.00	$67.65
Full Year 2027	103,000	$45.00	$55.00	$71.55
Full Year 2026	136,600	$62.50	$54.00	$80.00²
Full Year 2027	584,500	$62.50	$54.00	$80.00²
Full Year 2028	404,200	$62.50	$54.00	$80.00²

NATURAL GAS — Fixed Price Swaps

Period	Volume (Mcf)	Avg. Fixed Price ($/Mcf)
Q2 2026³	259,905	$3.95
Q3 2026	247,500	$3.95
Q4 2026	234,100	$3.95
Full Year 2026	741,505	$3.95
Full Year 2027	562,100	$3.74
Full Year 2028	271,100	$3.49

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NATURAL GAS — Costless Collars

Period	Volume (Mcf)	Floor ($/Mcf)	Ceiling ($/Mcf)
Q1 2026	232,200	$3.25	$5.85
Q2 2026	17,800	$3.50	$5.21
Q3 2026	17,200	$3.50	$5.21
Q4 2026	18,700	$3.50	$5.21
Full Year 2026	285,900	$3.44	$5.37
Full Year 2027	282,300	$4.00	$5.15
Full Year 2028	122,700	$4.00	$4.62

Derivative Fair Value Summary

($ thousands)	Current Portion	Long-Term Portion
Derivative contract assets	$8,368	$9,640
Derivative contract liabilities	$(964)	$(6,358)
Net derivative asset	$7,404	$3,282
Total net derivative asset (gross assets $18,008 / gross liabilities $7,322)	$10,686

¹ 2028 Costless Collar contracts are Participating Three-Way Collars; floor represents long put at $62.50/Boe, ceiling represents long call at $80.00/Boe.

² Participating Three-Way Collars: long put at $62.50/Boe floor; short call at $54.00/Boe; long call at $80.00/Boe ceiling (effective ceiling).

³ No natural gas swaps in Q1 2026; collar-only coverage in that quarter (232,200 Mcf).

The Company has not designated any derivative instruments as accounting hedges. Changes in fair value and cash settlements are recognized in earnings under “Net gain (loss) on derivative contracts” in the Consolidated Statements of Operations. For the year ended December 31, 2025, the Company recognized total derivative gains of $6.3 million, comprising $2.1 million in realized cash settlements and $4.1 million in unrealized mark-to-market gains. See Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for complete disclosure.

CONTACTS:

Media Contact: PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

Investor Relations Contact: Sean Mansouri, CFA or Laurent Weil

Elevate IR

(720) 330-2829

PED@elevate-ir.com

Source: PEDEVCO Corp.

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